EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Recent Developments" and "Experts" in the Registration Statement (Form F-3) and related Prospectus of On Track Innovations Ltd. for the registration of 4,092,849 shares of its ordinary shares and to the incorporation by reference therein of our report dated March 28, 2003 with respect to the consolidated financial statements and schedule of On Track Innovations Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                             /s/ Luboshitz Kasierer
                             Luboshitz Kasierer
                             An affiliate member of Ernst & Young International

Tel Aviv, Israel, January 8, 2004